                                                                    EXHIBIT 23.9



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated January 30, 1998 accompanying the consolidated financial statements of Home Choice Holdings, Inc., (formerly Alrenco, Inc.) and subsidiaries, as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, after restatement for the 1998 pooling of interests with RTO, Inc., included in the Quarterly Report on Form 10-Q of Home Choice Holdings, Inc. (formerly Alrenco, Inc.), for the quarter ended March 31, 1998. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

                                                             GRANT THORNTON LLP


Dallas, Texas
November 5, 1998